Pricing Supplement No. J370
To the Underlying Supplement dated July 29, 2013,
Product Supplement No. JPM-III dated March 23, 2012,
Prospectus Supplement dated March 23, 2012 and
Prospectus dated March 23, 2012
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 February 21, 2014
Credit Suisse AG
Structured Investments
Credit Suisse
$3,672,000
Return Enhanced Notes due March 11, 2015 Linked to the Upside Return of an Equally Weighted Basket consisting of Three Select Sector Indices and the Downside Return of the S&P 500® Index

General
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The notes are designed for investors who seek a return linked to the leveraged appreciation, if any, of an equally weighted basket consisting of the Select Sector Financials Index, the Select Sector Industrials Index and the Select Sector Technology Index, while being exposed to any depreciation of the S&P 500® Index. Investors should be willing to forgo any benefit from any appreciation of the S&P 500® Index. Investors should be willing to forgo interest and dividend payments and, if the Upside Return is not sufficient to offset the Downside Return, be willing to lose some or all of their investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its London Branch, maturing March 11, 2015.†
•	The payment at maturity is linked to any appreciation of the Basket (multiplied by the Upside Participation Rate) and any depreciation of the Downside Index, as described below.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 or integral multiples of $1,000 in excess thereof
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The notes priced on February 21, 2014 (the “Pricing Date”) and are expected to settle on February 26, 2014 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

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The terms of the notes as set forth in “Key Terms” below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. JPM-III, supersede the terms set forth in product supplement no. JPM-III. In particular, the payment at maturity is linked to any appreciation of an equally weighted Basket consisting of three indices, and any depreciation of the Downside Index, as described below.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London Branch
Basket:
An equally weighted basket consisting of three indices (each a “Basket Component” and, together, the “Basket Components”). Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Component Weighting.

	Basket Component	Ticker	Initial Level	Component Weighting
	Select Sector Financials Index	IXM <Index>	214.01	1/3
	Select Sector Industrials Index	IXI <Index>	512.99	1/3
	Select Sector Technology Index	IXT <Index>	359.46	1/3
Downside Index:	The S&P 500® Index. The Downside Index is identified in the table below, together with its Bloomberg ticker symbol and Initial Level.
	Downside Index	Ticker	Initial Level
	S&P 500® Index	SPX <Index>	1836.25
Payment at Maturity:
The payment at maturity on the notes will reflect any appreciation of the Basket, and any depreciation of the Downside Index. Accordingly, your payment at maturity per $1,000 principal amount of notes will be calculated as follows:

	$1,000 × (1 + Upside Return + Downside Return)

You will lose some or all of your initial investment at maturity if the Upside Return is not sufficient to offset the Downside Return. The Upside Return will not be sufficient to offset the Downside Return if, between the Pricing Date and the Final Valuation Date, (a) both the Basket and the Downside Index depreciate, (b) the Downside Index depreciates while the Basket remains flat or (c) the Downside Index depreciates by a greater percentage than the percentage by which the Basket (multiplied by the Upside Participation Rate) appreciates.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-3 of the accompanying product supplement and “Risk Factors” and “Selected Risk Considerations” beginning on page 5 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$3,672,000.00	$36,720.00	$3,635,280.00
(1) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates of $10.00 per $1,000 principal amount of the notes.

Credit Suisse currently estimates the value of each $1,000 principal amount of the notes on the Pricing Date is $988.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the notes (our “internal funding rate”)), which is less than the Price to Public listed above. See “Selected Risk Considerations” in this pricing supplement.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,672,000.00	$472.95

J.P. Morgan
Placement Agent

February 21, 2014

(continued on next page)

(continued from previous page)

Upside Participation Rate:	104%
Upside Return:	The Basket Return multiplied by the Upside Participation Rate, provided that the Upside Return will not be less than 0%.
Downside Return:
The Underlying Return of the Downside Index, provided that the Downside Return will not be greater than 0%. Because the Downside Return will never be greater than 0%, you will be exposed to any depreciation in the Downside Index, but you will receive no benefit from any appreciation of the Downside Index.

Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	Set equal to 100 on the Pricing Date.
Final Basket Level:	The Final Basket Level will be calculated as follows:

100 × [1 + (Select Sector Financials Index Return × 1/3) + (Select Sector Industrials Index Return × 1/3) + (Select Sector Technology Index Return × 1/3)]
The “Select Sector Financials Index Return,” the “Select Sector Industrials Index Return” and the “Select Sector Technology Index Return” are the respective Underlying Returns for each Basket Component.

Underlying Return:	For each Basket Component and the Downside Index, the Underlying Return will be calculated as follows:
Final Level – Initial Level Initial Level
Initial Level:†	For each Basket Component and the Downside Index, as set forth in the table above.
Final Level:†	For each Basket Component and the Downside Index, the arithmetic average of the closing levels of such Basket Component or the Downside Index on each of the five Valuation Dates.
Valuation Dates:	March 2, 2015, March 3, 2015, March 4, 2015, March 5, 2015 and March 6, 2015 (each a “Valuation Date” and March 6, 2015, the “Final Valuation Date”)
Maturity Date:	March 11, 2015
CUSIP:	22547QJC1
† Each scheduled Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event, as described in the accompanying product supplement under “Description of the Notes—Market disruption events.” The Maturity Date is subject to postponement if the scheduled Maturity Date is not a business day, or if the scheduled Final Valuation Date is not an underlying business day or is postponed as a result of a market disruption event.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the underlying supplement dated July 29, 2013, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated July 29, 2013:

http://www.sec.gov/Archives/edgar/data/1053092/000095010313004526/dp39753_424b2.htm

•	Product supplement No. JPM-III dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001502/dp29496_424b2-jpmiii.htm

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances of the Basket and the Downside Index?

The tables and examples below illustrate the hypothetical total return at maturity on the notes assuming a hypothetical range of performances for the Basket and the Downside Index. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount of notes to $1,000. The hypothetical total returns set forth below reflect the Upside Participation Rate of 104%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Scenario A: The Basket and the Downside Index remain flat or appreciate between the Pricing Date and the Final Valuation Date.

If the Basket and the Downside Index remain flat or appreciate between the Pricing Date and the Final Valuation Date, the Upside Return will reflect any appreciation of the Basket (multiplied by the Upside Participation Rate) and the Downside Return will be equal to 0%, regardless of any appreciation of the Downside Index. The table and examples below illustrate the hypothetical total return at maturity on the notes under these circumstances.

Basket Return	Upside Return	Underlying Return of Downside Index	Downside Return	Total Return
100.00%	104.00%	100.00%	0.00%	104.00%
90.00%	93.60%	90.00%	0.00%	93.60%
80.00%	83.20%	80.00%	0.00%	83.20%
70.00%	72.80%	70.00%	0.00%	72.80%
60.00%	62.40%	60.00%	0.00%	62.40%
50.00%	52.00%	50.00%	0.00%	52.00%
40.00%	41.60%	40.00%	0.00%	41.60%
30.00%	31.20%	30.00%	0.00%	31.20%
20.00%	20.80%	20.00%	0.00%	20.80%
10.00%	10.40%	10.00%	0.00%	10.40%
0.00%	0.00%	0.00%	0.00%	0.00%

The following example illustrates how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases by 20% from the Initial Basket Level to the Final Basket Level. Because the Basket Return of 20% is multiplied by the Upside Participation Rate of 104%, the Upside Return is equal to 20.80%. Because the Downside Index remains flat or appreciates between the Pricing Date and the Final Valuation Date, the Downside Return is equal to 0%. Accordingly, the investor receives a payment at maturity of $1,208 per $1,000 principal amount of notes, calculated as follows:

$1,000 × (1 + 20.80% + 0%) = $1,208

Scenario B: The Basket and the Downside Index remain flat or depreciate between the Pricing Date and the Final Valuation Date.

If both the Basket and the Downside Index remain flat or depreciate between the Pricing Date and the Final Valuation Date, the Upside Return will be equal to 0%, regardless of any depreciation in the Basket, and the Downside Return will reflect any depreciation of the Downside Index. Accordingly, under these circumstances, you will lose some or all of your initial investment at maturity. The table and examples below illustrate the hypothetical total return at maturity on the notes under these circumstances.

Basket Return	Upside Return	Underlying Return of Downside Index	Downside Return	Total Return
0.00%	0.00%	0.00%	0.00%	0.00%
-10.00%	0.00%	-10.00%	-10.00%	-10.00%
-20.00%	0.00%	-20.00%	-20.00%	-20.00%
-30.00%	0.00%	-30.00%	-30.00%	-30.00%
-40.00%	0.00%	-40.00%	-40.00%	-40.00%
-50.00%	0.00%	-50.00%	-50.00%	-50.00%
-60.00%	0.00%	-60.00%	-60.00%	-60.00%
-70.00%	0.00%	-70.00%	-70.00%	-70.00%
-80.00%	0.00%	-80.00%	-80.00%	-80.00%
-90.00%	0.00%	-90.00%	-90.00%	-90.00%
-100.00%	0.00%	-100.00%	-100.00%	-100.00%

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Downside Index decreases by 50% from its Initial Level to its Final Level. Because the Basket remains flat or depreciates between the Pricing Date and the Final Valuation Date, the Upside Return is equal to 0%. Because the Downside Index decreases by 50% between the Pricing Date and the Final Valuation Date, the Downside Return is equal to -50%. Accordingly, the investor receives a payment at maturity of $500 per $1,000 principal amount of notes, calculated as follows:

$1,000 × (1 + 0% + -50%) = $500

Example 2: The level of the Downside Index decreases by 100% from its Initial Level to its Final Level. Because the Basket remains flat or depreciates between the Pricing Date and the Final Valuation Date, the Upside Return is 0%. Because the Downside Index decreases by 100% between the Pricing Date and the Final Valuation Date, the Downside Return is equal to -100%. Accordingly, the investor receives a payment at maturity of $0 per $1,000 principal amount of notes, calculated as follows:

$1,000 × (1 + 0% + -100%) = $0

Scenario C: The Basket remains flat or appreciates between the Pricing Date and the Final Valuation Date, while the Downside Index remains flat or depreciates between the Pricing Date and the Final Valuation Date.

If the Basket remains flat or appreciates between the Pricing Date and the Final Valuation Date, the Upside Return will reflect any appreciation of the Basket (multiplied by the Upside Participation Rate). If the Downside Index remains flat or depreciates between the Pricing Date and the Final Valuation Date, the Downside Return will reflect any depreciation of the Downside Index. Accordingly, under these circumstances, the performances of the Basket and the Downside Index will wholly or partially offset each other, and you will lose some or all of your initial investment at maturity if the Upside Return is not sufficient to offset the Downside Return. The following table and examples illustrate the hypothetical total return at maturity on the notes under these circumstances.

Basket Return	Upside Return	Underlying Return of Downside Index	Downside Return	Total Return
40.00%	41.60%	0.00%	0.00%	41.60%
40.00%	41.60%	-10.00%	-10.00%	31.60%
40.00%	41.60%	-20.00%	-20.00%	21.60%
40.00%	41.60%	-30.00%	-30.00%	11.60%
40.00%	41.60%	-50.00%	-50.00%	-8.40%
40.00%	41.60%	-100.00%	-100.00%	-58.40%
30.00%	31.20%	0.00%	0.00%	31.20%
30.00%	31.20%	-10.00%	-10.00%	21.20%
30.00%	31.20%	-20.00%	-20.00%	11.20%
30.00%	31.20%	-30.00%	-30.00%	1.20%
30.00%	31.20%	-50.00%	-50.00%	-18.80%
30.00%	31.20%	-100.00%	-100.00%	-68.80%
20.00%	20.80%	0.00%	0.00%	20.80%
20.00%	20.80%	-10.00%	-10.00%	10.80%
20.00%	20.80%	-20.00%	-20.00%	0.80%
20.00%	20.80%	-30.00%	-30.00%	-9.20%
20.00%	20.80%	-50.00%	-50.00%	-29.20%
20.00%	20.80%	-100.00%	-100.00%	-79.20%
10.00%	10.40%	0.00%	0.00%	10.40%
10.00%	10.40%	-10.00%	-10.00%	0.40%
10.00%	10.40%	-20.00%	-20.00%	-9.60%
10.00%	10.40%	-30.00%	-30.00%	-19.60%
10.00%	10.40%	-50.00%	-50.00%	-39.60%
10.00%	10.40%	-100.00%	-100.00%	-89.60%
0.00%	0.00%	0.00%	0.00%	0.00%
0.00%	0.00%	-10.00%	-10.00%	-10.00%
0.00%	0.00%	-20.00%	-20.00%	-20.00%
0.00%	0.00%	-30.00%	-30.00%	-30.00%
0.00%	0.00%	-50.00%	-50.00%	-50.00%
0.00%	0.00%	-100.00%	-100.00%	-100.00%

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases by 30% from the Initial Basket Level to the Final Basket Level, and the level of the Downside Index decreases by 10% from its Initial Level to its Final Level. Because the Basket Return of 30% is multiplied by the Upside Participation Rate of 104%, the Upside Return is equal to 31.20%. Because the Downside Index decreases by 10% between the Pricing Date and the Final Valuation Date, the Downside Return is equal to -10%. Accordingly, the investor receives a payment at maturity of $1,212 per $1,000 principal amount of notes, calculated as follows:

$1,000 × (1 + 31.20% + -10%) = $1,212

Example 2: The level of the Basket increases by 10% from the Initial Basket Level to the Final Basket Level, and the level of the Downside Index decreases by 50% from its Initial Level to its Final Level. Because the Basket Return of 10% is multiplied by the Upside Participation Rate of 104%, the Upside Return is equal to 10.40%. Because the Downside Index decreases by 50% between the Pricing Date and the Final Valuation Date, the Downside Return is equal to -50%. Accordingly, the investor receives a payment at maturity of $604 per $1,000 principal amount of notes, calculated as follows:

$1,000 × (1 + 10.40% + -50%) = $604

Example 3: The level of the Basket increases by 10% from the Initial Basket Level to the Final Basket Level, and the level of the Downside Index decreases by 10.40% from its Initial Level to its Final Level. Because the Basket Return of 10% is multiplied by the Upside Participation Rate of 104%, the Upside Return is equal to 10.40%. Because the Downside Index decreases by 10.40% between the Pricing Date and the Final Valuation Date, the Downside Return is equal to -10.40%. Accordingly, the investor receives a payment at maturity of $1,000 per $1,000 principal amount of notes, calculated as follows:

$1,000 × (1 + 10.40% + -10.40%) = $1,000

Scenario D: The Basket remains flat or depreciates between the Pricing Date and the Final Valuation Date, while the Downside Index remains flat or appreciates between the Pricing Date and the Final Valuation Date.

If the Basket remains flat or depreciates between the Pricing Date and the Final Valuation Date, the Upside Return will be equal to 0%, regardless of any deprecation in the Basket. If the Downside Index remains flat or appreciates between the Pricing Date and the Final Valuation Date, the Downside Return will be equal to 0%, regardless of any appreciation of the Downside Index. Accordingly, under these circumstances, the investor receives a payment at maturity of $1,000 per $1,000 principal amount of notes.

Selected Purchase Considerations

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RETURN LINKED TO THE BASKET AND THE DOWNSIDE INDEX — The return on the notes is linked to any appreciation of the Basket (multiplied by the Upside Participation Rate) and any depreciation of the Downside Index.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS — Please refer to “Material U.S. Federal Income Tax Considerations” in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Components or the Downside Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal. The return on the notes at maturity is linked to any appreciation of the Basket (multiplied by the Upside Participation Rate) and any depreciation of the Downside Index between the Pricing Date and the Final Valuation Date, and will depend on whether, and the extent to which, the Upside Return and the Downside Return are positive or negative. You will lose some or all of your initial investment at maturity if the Upside Return is not sufficient to offset the Downside Return. The Upside Return will not be sufficient to offset the Downside Return if, between the Pricing Date and the Final Valuation Date, (a) both the Basket and the Downside Index depreciate, (b) the Downside Index depreciates while the Basket remains flat or (c) the Downside Index depreciates by a greater percentage than the percentage by which the Basket (multiplied by the Upside Participation Rate) appreciates. For more information, please see “What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Basket and the Downside Index?” in this pricing supplement.

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THE NOTES DO NOT PAY INTEREST — We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Basket and the Downside Index. Because the payment due at maturity may be less than the amount originally invested in the notes, the return on the notes (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

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THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the notes will be based on the performance of the Basket and the Downside Index, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

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THE AVERAGING CONVENTION USED TO CALCULATE THE FINAL LEVEL OF EACH BASKET COMPONENT AND THE DOWNSIDE INDEX COULD LIMIT RETURNS — Your investment in the notes may not perform as well as an investment in an instrument that measures the point-to-point performance of the Basket Components and the Downside Index from the Pricing Date to the Final Valuation Date. Your ability to participate in the appreciation of the Basket Components, if any, may be limited by the 5-day-end-of-term averaging used to calculate the Final Level of each Basket Component, especially if there is a significant increase in the closing level of any of the Basket Components on the Final Valuation Date.

Conversely, the 5-day-end-of-term averaging used to calculate the Final Level of the Downside Index could result in a Final Level of the Downside Index that is lower than would have been the case if the notes measured the point-to-point performance of the Downside Index from the Pricing Date to the Final Valuation Date, especially if there is a significant increase in the closing level of the Downside Index on the Final Valuation Date.

Accordingly, you may not receive the benefit of the full appreciation of the Basket Components, if any, between the Pricing Date and the Final Valuation Date, and the Final Level of the Downside Index may be lower than if it were measured on the Final Valuation Date only, which could adversely affect the Payment at Maturity.

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YOU WILL NOT BENEFIT FROM ANY APPRECIATION OF THE DOWNSIDE INDEX — The exposure of the notes to the Downside Index is limited to any negative performance of the Downside Index. You will receive no benefit from any appreciation of the Downside Index, which may be significant.

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ANY APPRECIATION OF THE BASKET (MULTIPLIED BY THE UPSIDE PARTICIPATION RATE) MAY BE MODERATED OR MORE THAN OFFSET BY ANY DEPRECATION OF THE DOWNSIDE INDEX — The payment at maturity on the notes will be reduced to reflect any depreciation of the Downside Index between the Pricing Date and the Final Valuation Date. This will be true even if the Basket (multiplied by the Upside Participation Rate) appreciates between the Pricing Date and the Final Valuation Date. Therefore, in calculating the payment at maturity, any appreciation of the Basket may be moderated, or more than offset, by any depreciation of the Downside Index.

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YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE BASKET AND THE DOWNSIDE INDEX — It is impossible to predict what the relationship between the performance of the Basket and the Downside Index will be over the term of the notes. However, because the payment at maturity is linked to any appreciation of the Basket (multiplied by the Upside Participation Rate) and any depreciation of the Downside Index between the Pricing Date and the Final Valuation Date, there are certain relationships between the Basket and the Downside Index that will result in a greater payment at maturity. For example, the sum of the Upside Return and the Downside Return will be greater if the Basket outperforms the Downside Index and the Downside Index remains flat or appreciates. Conversely, under circumstances where the Basket and the Downside Index both depreciate, because you will be exposed to any depreciation in the Downside Index, you will lose less of your investment if the Downside Index declines by less than the Basket. To the extent that the Basket and the Downside Index do not exhibit one of these relationships, an instrument linked to the individual performance of the Basket, any Basket Component or a sector represented by a Basket Component or the Downside Index could outperform an investment in the notes.

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THE NOTES DO NOT REPRESENT AN INVESTMENT IN A BASKET OF INDICES — Your return on the notes will be determined by reference to any appreciation of the Basket (multiplied by the Upside Participation Rate) and any depreciation of the Downside Index. You may lose some or all of your investment at maturity if the Downside Index depreciates by more than the appreciation of the Basket (multiplied by the Upside Participation Rate), if any. Please see “What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Basket and the Downside Index?” for additional information.

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ESTIMATED VALUE OF THE NOTES AFTER DEDUCTING CERTAIN COSTS — The estimated value of your notes on the Pricing Date (as determined by reference to our pricing models and our internal funding rate) will be less, and may even be significantly less, than the original Price to Public. The Price to Public of the notes includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the notes and the cost of hedging our risks as issuer of the notes through one or more of our affiliates (which includes a projected profit).  These costs will be effectively borne by you as an investor in the notes.  These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Pricing Date, we value the components of the notes in accordance with our pricing models.  These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing.  Our option valuation models are proprietary.  They take into account factors such as interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

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EFFECT OF INTEREST RATE USED IN ESTIMATING VALUE — The internal funding rate we use in structuring notes such as these notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”), to account for costs related to structuring and offering the notes.  In circumstances where the internal funding rate is lower than the secondary market credit spread, the value of the notes would be higher if we used our secondary market credit spread.  Our use of our lower internal funding rate is also reflected in the secondary market prices of the notes.  Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

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SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) offers to repurchase your notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the notes on the Pricing Date.  The estimated value does not represent a minimum price at which we would be willing to buy your notes in any secondary market (if any exists) at any time. The secondary market price of your notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors.  These other factors include customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. Furthermore, assuming no change in market conditions or other relevant factors from the Pricing Date, the secondary market price of your notes will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs.  If you sell your notes to a dealer, the dealer may impose an additional discount or commission, and as a result the price you receive on your notes may be lower than the price at which we repurchase the notes from such dealer.

We (or an affiliate) may initially offer to repurchase the notes from you at a price that will exceed the then-current estimated value of the notes.  That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise.  We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your notes to maturity.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the notes. Further, hedging activities may adversely affect any payment on or the value of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so, or you may have to sell them at a substantial loss.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Basket Components and the Downside Index.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the levels of the Basket and the Downside Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility of the Basket Components and the Downside Index;

•	the time to maturity of the notes;

•	the dividend rates on the stocks comprising the Basket Components and the Downside Index;

•	the expected positive negative correlation between the Basket and the Downside Index, or the absence of such correlation;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

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geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Basket Components and the Downside Index or stock markets generally and which may affect the level of the Basket and the Downside Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on any of the Valuation Dates) could adversely affect the value of the Basket and the Downside Index and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Basket Components, the Basket and the Downside Index based on the closing levels of the Basket Components and the Downside Index from January 2, 2009 through February 21, 2014. We obtained the historical information below from Bloomberg, without independent verification.

The historical levels of the Basket Components, the Basket and the Downside Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket Components, the Basket and the Downside Index on any of the Valuation Dates. We cannot give you assurance that the performance of the Basket Components, the Basket and the Downside Index will result in the return of any of your initial investment.

For additional information on the Basket Components and the Downside Index, see “The Reference Indices—The S&P Select Sector Indices” and “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” in the accompanying underlying supplement.

The Basket Component graphs set forth the historical performance of the Basket Components from January 1, 2009 through February 21, 2014. The closing level of the Select Sector Financials Index on February 21, 2014 was 214.01. The closing level of the Select Sector Industrials Index on February 21, 2014 was 512.99. The closing level of the Select Sector Technology Index on February 21, 2014 was 359.46. The graph of the historical Basket performance assumes the Basket Level on February 21, 2014 was 100 and the Component Weightings were as specified on the cover of this pricing supplement.

The Downside Index graph sets forth the historical performance of the Downside Index from January 1, 2009 through February 21, 2014. The closing level of the S&P 500® Index on February 21, 2014 was 1836.25.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the notes that may be relevant to holders of the notes that acquire their notes from us as part of the original issuance of the notes.  This discussion applies only to holders that hold their notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the notes as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the notes, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the notes, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Notes

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your notes.  Thus, the characterization of the notes is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the notes should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Basket Components and the Downside Index that are eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the notes, you agree to treat the notes for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the notes as prepaid financial contracts, the balance of this discussion assumes that the notes will be so treated.

You should be aware that the characterization of the notes as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your notes.  If the notes were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the notes an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the notes had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the notes as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would seek to characterize your notes as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the notes would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the notes.

In accordance with the agreed-upon tax treatment described above, if the security provides for the payment of the Payment at Maturity in cash based on the return of the Basket and the Downside Index, upon receipt of the Payment at Maturity of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year (excluding the look back observation period, if applicable), such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss.  If the security provides for the payment of the Payment at Maturity in physical shares or units of the Basket Components and the Downside Index, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year (excluding the look back observation period, if applicable) at the time of disposition.  For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the notes) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the notes and any gain on sale or other taxable disposition of the notes will be subject to the Medicare Tax.

If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the notes.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the notes and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the notes directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the notes.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the notes as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or six months after the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your notes through a foreign financial institution or foreign entity, a portion of any of your payments made after June 30, 2014, may be subject to 30% withholding.

Non-U.S. Holders Generally

Payments made with respect to the notes to a holder of the notes that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the notes by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the notes should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract; (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract; (c) the underlying security is not readily tradable on an established securities market; or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed  regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment.  An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, contingent payment debt instrument, or other contractual arrangement.  The proposed regulations provide that, for payments made after December 31, 2015, a specified NPC (or a specified ELI) is any NPC (or ELI acquired after March 4, 2014) that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI).  If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability.  The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract.

The proposed regulations provide that a payment includes a dividend equivalent payment even if there is no explicit or implicit reference to a dividend with respect to the underlying.  Where the notes reference an interest in more than one underlying security, each underlying security is treated as an underlying security in a separate NPC (or ELI) for purposes of determining whether such NPC (or ELI) is a specified NPC (or specified ELI) or an amount received is a substantially similar payment.  The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to notes that are linked to certain indices or baskets.

If the notes are treated as ELIs, the proposed regulations should not apply to a Non-U.S. Holder that acquires its notes before March 5, 2014; however, these rules will apply without regard to the date of acquisition if the notes are treated as NPCs.  It is also possible that the proposed regulations may apply to a Non-U.S. Holder that acquires its notes before March 5, 2014 if such Non-U.S. Holder enters into a transaction with respect to the Basket Components and the Downside Index or their component underlying notes after March 4, 2014.  A Non-U.S. Holder that acquires its notes after March 4, 2014 may be subject to withholding under these rules, depending on the facts as of the date of the acquisition.  As a result, the value of notes purchased before March 5, 2014 may decline on a secondary market, if any, after March 4, 2014 because a potential purchaser that is a non-U.S. person may be subject to withholding under these rules.  In addition, it is possible that a withholding agent may withhold on payments made to Non-U.S. Holders that purchase the notes in this offering if the withholding agent cannot determine the date on which the Non-U.S. Holder acquired the notes.

We will treat any portion of a payment or deemed payment made after December 31, 2015 on the notes (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  The proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the notes constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The notes may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the notes at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the notes should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the notes to recognize income in respect of the notes prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the notes being treated as ordinary income. It is also possible that a Non-U.S. Holder of the notes could be subject to U.S. withholding tax in respect of the notes under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your notes (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on January 24, 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the notes acquired after December 31, 2013, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the notes (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the notes may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Credit Suisse AG

Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on 22 April 1993 and is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by FINMA in Switzerland, is authorized by the Prudential Regulation Authority in the UK and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the UK. CSLB is located at One Cabot Square, London EC14 4QJ, Tel: +44 20 7888 8888. For additional information, see “Credit Suisse AG” in the accompanying product supplement

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the notes for all purposes under the notes.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates of $10.00 per $1,000 principal amount of notes. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the notes against payment for the notes on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Pricing Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Credit Suisse